UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ____)


                              Dakotah, Incorporated
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                                (Name of Issuer)


                          Common Stock, $.01 par value
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                         (Title of Class of Securities)


                                   234262 10 3
                              --------------------
                                 (CUSIP Number)

*The Remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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 CUSIP NO. 234262 10 3                 13G         PAGE 2 OF 5 PAGES

--------------------------------                  ------------------------------


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1       NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        George C. Whyte

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2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [ ]

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3       SEC USE ONLY



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4       CITIZENSHIP OR PLACE OF ORGANIZATION

        United States

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                      5        SOLE VOTING POWER

      NUMBER OF                327,711

       SHARES         ----------------------------------------------------------
                      6        SHARED VOTING POWER
    BENEFICIALLY
                               86,818
      OWNED BY
                      ----------------------------------------------------------
   EACH REPORTING     7        SOLE DISPOSITIVE POWER

       PERSON                  327,711

        WITH          ----------------------------------------------------------
                      8        SHARED DISPOSITIVE POWER

                               2,233

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9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        414,529

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10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES *



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11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        11.23%

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12      TYPE OF REPORTING PERSON*

        IN

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                       SEE INSTRUCTION BEFORE FILLING OUT!


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ITEM 1
         (a).     Name of Issuer:
                           DAKOTAH, INCORPORATED

         (b).     Address of Issuer's Principal Executive Offices:
                           ONE NORTH PARK LANE
                           WEBSTER, SD 57274

ITEM 2
         (a).     Name of Person Filing:
                           GEORGE C. WHYTE

         (b).     Address of Principal Business Office or, if none, Residence:
                           ONE NORTH PARK LANE
                           WEBSTER, SD 57274

         (c).     Citizenship:

                           UNITED STATES

         (d).     Title of Class of Securities:

                           COMMON STOCK, $.01 PAR VALUE

         (e).     CUSIP Number:

                           234262 10 3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

         (a)      [ ] Broker or Dealer registered under Section 15 of the Act.

         (b)      [ ] Bank as defined in section 3(a)(19) of the Act

         (c)      [ ] Insurance Company as defined in section 3(a)

         (d) [ ] Investment Company registered under section 8 of the Investment Company Act

         (e) [ ] Investment Adviser registered under the Investment Advisers Act of 1940


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


         (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund see 240.13d-1(b)(1)(ii)(F)

         (g)      [ ] Parent Holding Company, in accordance with
                  240.13d-1(b)(ii)(G) (note: See Item 7)

         (h)      [ ] Group, in accordance with 240-13d-(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP:

         If the percent of the class owned, as of December 31 of the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which these is a right to acquire.

         (a)      Amount Beneficially Owned: 414,529

         (b)      Percent of Class: 11.23%

         (c)      Number of Shares as to which such person has:

                  (i)      sole power to vote or to direct the vote - 327,711

                  (ii)     shared power to vote or to direct the vote - 86,818

                  (iii)    sole power to dispose or to direct the disposition of
                           - 327,711

                  (iv) shared power to dispose or to direct the disposition of - 2,233

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

INSTRUCTION:  Dissolution of a group requires a response to this item.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP:

ITEM 10. CERTIFICATION:


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


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 12, 1998
                                        ----------------------------------------
                                                        Date

                                               /s/ George C. Whyte
                                        ----------------------------------------
                                                        Signature

                                               George C. Whyte
                                        ----------------------------------------
                                                        Name


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